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------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         -----------------------------
FORM 3                                     Washington, D.C. 20549                                               OMB APPROVAL
------                                                                                                  OMB Number:       3235-0104
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      Expires:  October 31, 2002
                                                                                                        Estimated average burden
                                                                                                        hours per response......0.5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)              Legal Club of America Corporation, "LEGL"

   Weber       Elvie      Lamar               1/01/02
----------------------------------------                                ------------------------------------------------------------
   (Last)      (First)   (Middle)                                       5. Relationship of Reporting       6. If Amendment, Date of
                                                                           Person(s) to Issuer                Original
                                                                           (Check all applicable)             (Month/Day/Year)
   2260 S.W. 131st Place
----------------------------------------  ------------------------------   [ ] Director    [ ] 10% Owner   7. Individual or Joint/
            (Street)                      3. IRS Identification                                               Group Filing (Check
                                             Number of Reporting           [X] Officer     [ ] Other          Applicable Line)
                                             Person, if an entity              (give title     (Specify
   Miami       FL          33175             (voluntary)                        below)          below)
----------------------------------------                                                                      [X] Form filed by One
   (City)       (State)     (Zip)            ###-##-####                                                          Reporting Person
                                                                               Chief Financial Officer        [ ] Form Filed By
                                                                              -------------------------           More Than One
                                                                                                                  Reporting Person

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                                      Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                      2. Amount of Securities       3. Ownership Form:                 4. Nature of Indirect
   (Instr. 4)                                Beneficially Owned            Direct (D) or                      Beneficial Ownership
                                             (Instr. 4)                    Indirect (I)                       (Instr. 5)
                                                                           (Instr. 5)
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None
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.  (Over)

FORM 3 (continued)
         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Date Exercisable   3. Title and Amount of Securities   4. Conversion or   5. Ownership   6. Nature of
   Security                 and Expiration        Underlying Derivative Security      Exercise Price     Form of        Indirect
   (Instr. 4)               Date                  (Instr. 4)                          of Derivative      Derivative     Beneficial
                            (Month/Day/Year)                                          Security           Security:      Ownership
                                                                                                         Direct (D)     (Instr. 5)
                                                                                                         or Indirect
                                                                                                         (I) (Instr. 5)

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                          Date    Expiration      Title                   Amount
                          Exer-   Date                                      or
                          cisable                                         Number
                                                                        of shares
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Options to acquire
Common Stock               (A)     4/25/10      Common Stock - $0.0001    100,000       $2.25                D
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Options to acquire
Common Stock               (B)    10/31/10      Common Stock - $0.0001    150,000       $0.31                D
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Explanation of Responses:
(A) Options vest over 3 years, 1/3 each year - vested portion exercisable on 4/25/01, 02 and 03.
(B) Options vest over 3 years, 1/3 each year - vested portion exercisable on 10/31/01, 02 and 03.

                                                                               /s/ ELVIE LAMAR WEBER              September 19, 2002
                                                                               -------------------------------    ------------------
                                                                               **Signature of Reporting Person         Date

*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.